Exhibit 99.1

CASH FLOW PARTNERS L.P.
SEVEN

PORTFOLIO OVERVIEW

SECOND QUARTER

2007

ICON Cash Flow Partners L.P. Seven

- Second Quarter 2007 Portfolio Overview -

Dear Partner of ICON Cash Flow Partners L.P. Seven:

ICON Cash Flow Partners L.P. Seven (“Fund Seven”) was formed on May 23, 1995 and began active operations on January 19, 1996.  Since the commencement of operations, Fund Seven primarily engaged in the business of acquiring equipment subject to lease and, to a lesser degree, acquiring ownership rights to items of leased equipment at lease expiration.   On November 9, 2002, Fund Seven began its disposition period wherein it is selling its assets in the ordinary course of business.

Portfolio Overview

As of June 30, 2007, Fund Seven’s holdings were comprised of one remaining material asset: 87.65% of the rights to the profits, losses and cash flows from a 50% limited partnership interest in a joint venture (“North Sea”).  The underlying asset held by North Sea, an oil drilling platform, was destroyed in Hurricane Rita.  North Sea is currently in litigation to recover the value of its interest in the oil drilling platform.

On September 1, 2006, the Charterer and North Sea each filed motions for complete summary judgment.  Oral argument on the motions occurred on November 7, 2006.  On January 24, 2007, the Texas State Court issued a preliminary order granting all of North Sea’s summary judgment motions and denying all of the Charterer’s summary judgment motions.  In addition, the Court ordered the Charterer to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages.  On March 7, 2007, the Texas State Court issued its final judgment and an order of severance and consolidation with respect to the parties’ summary judgment motions.  In its final judgment, the Texas State Court (i) granted all of North Sea’s summary judgment motions that support the Court’s related order for the Charterer to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, (ii) denied all of North Sea’s other summary judgment motions, except for those that were severed pursuant to the order of severance and consolidation, and (iii) denied all of the Charterer’s summary judgment motions.

While it is not possible at this stage to determine the likelihood of the outcome of the litigation, Fund Seven and the other North Sea partners believe that the Court’s decision is correct and Fund Seven is working with the other North Sea partners to vigorously pursue its claims and defend the Court’s decision in any appeal brought by the Charterer.  Although the court initially ruled in Fund Seven’s favor, the outcome of any appeal is uncertain.  The appeals process may span several months – possibly even several years –   during such time Fund Seven expects to incur additional expenses and legal fees.  If the Texas State Court’s decision is reversed on appeal, the matter will be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute.  A trial will require Fund Seven and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims.  There is no certainty that a trial will result in a favorable verdict.  If the Charterer prevails on appeal, it is anticipated that such a verdict would have a material adverse effect on the cash available for distribution to our partners.

10% Status Report

As of June 30, 2007, Fund Seven’s interest in the oil drilling platform was its only individual investment.  As noted above, the charterer of the rig notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita.

Events Subsequent to June 30, 2007

In order to reduce the expenses incurred by Fund Seven and to maximize potential distributions to investors, the ICON Capital Corp. (the “General Partner”) determined that it is in the best interest of Fund Seven’s limited partners to transfer all of Fund Seven’s remaining assets and liabilities to the ICON Cash Flow Partners L.P. Seven Liquidating Trust, a Delaware Statutory Trust (the “Trust”) and to dissolve Fund Seven.  The General Partner will serve as the initial managing trustee of the Trust.

On July 12, 2007, a certificate of cancellation terminating Fund Seven’s legal existence was filed and limited partnership interests in Fund Seven are represented by an equal number of beneficial interests in the Trust.

In addition, as of such date, Fund Seven’s reporting obligations with the Securities and Exchange Commission (“SEC”) were terminated.  The Trust, successor to Fund Seven, succeeded to the reporting obligations of Fund Seven and will continue to prepare and file with the SEC annual reports (Form 10-K) showing the assets and liabilities of the Trust at the end of each calendar year and the receipts and disbursements of the managing trustee with respect to the Trust for the period and will describe the changes in the assets of the Trust and the actions taken by the managing trustee during the period.  The financial statements contained in the annual report will be prepared in accordance with generally accepted accounting principles; however, the financial statements will not be audited by a registered public accounting firm.  The Trust will also file current reports (Form 8-K) to disclose any material events required by such form.

Outlook and Overview

As indicated above, the Stipulated Loss Value of Fund Seven’s offshore oil rig has been determined by the Texas State Court.  Fund Seven will be in a better position to provide the outlook and overview for Fund Seven once the court proceedings, including the appeals process, regarding the enforcement of the terms of the rig’s charter, have been resolved.

Investors should receive their final Form K-1s from the Fund Seven for the year ended December 31, 2007 sometime in February 2008.  All future distributions, tax and other information will come from the Trust rather than Fund Seven.

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Liability Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	2007	2006
(Decrease) increase in cash and cash equivalents
Cash flows from operating activities:
Net loss	$(204,732)	$(1,049,891)
Adjustments to reconcile net loss to net cash
used in by operating activities:
Equity loss (income) from investments in joint ventures
and limited partnerships	106,014	(390,850)
Net (gain) loss on sales of equipment	558	12,734
Impairment loss	-	20,289
Depreciation and amortization	-	509,438
Changes in operating assets and liabilities:
Other assets	(9,638)	-
Accounts payable and other liabilities	6,083	44,152
Maintenance reserve payable	-	425,706

Net cash used in by operating activities:	(101,715)	(428,422)

Cash flows from investing activities:
Proceeds from sales of equipment	25,442	41,629
Increase in restricted cash	-	(430,041)
Distributions received from joint ventures and limited partnership	2,553	3,957,668

Net cash provided by investing activities:	27,995	3,569,256

Cash flows from financing activities:
Cash paid for redemption of limited partner units	(523)	(2,197)

Net cash used in financing activities:	(523)	(2,197)

Net (decrease) increase in cash and cash equivalents	(74,243)	3,138,637
Cash and cash equivalents, beginning of the period	99,831	151,326

Cash and cash equivalents, end of the period	$25,588	$3,289,963

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$137,040

Your participation in Fund Seven is greatly appreciated.

Sincerely,

ICON Capital Corp., former General Partner of Fund Seven and current managing trustee of the liquidating trust

Thomas W. Martin
Chairman, Chief Executive Officer and President

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws.  Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

Additional Required Disclosure

To fulfill our promises to you we are required to make the following disclosures when applicable:

A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

• Visiting www.iconcapital.com
or
• Visiting www.sec.gov
or
• Writing us at: PO Box 192706, San Francisco, CA 94119-2706

We do not distribute these reports to you directly in order to keep Fund Seven’s expenses down as the cost of mailing this report to all investors is significant. Nevertheless, the reports are immediately available on your request.